SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                               SEPTEMBER 24, 2004


                               PLIANT CORPORATION
               ---------------------------------------------------
               (Exact name of company as specified in its charter)


           UTAH                          333-40067               87-0496065
----------------------------     ------------------------    -------------------
(State or other jurisdiction     (Commission file number)      (IRS Employer
       incorporation)                                        Identification No.)

           1475 WOODFIELD ROAD, SUITE 700, SCHAUMBURG, ILLINOIS 60173
           ----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (847) 969-3300
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              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE

          (Former name or former address if changed since last report)

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On September 24, 2004, we adopted a 2004 Restricted Stock Incentive Plan (the "Plan"), pursuant to which we intend to sell to our President and Chief Executive Officer and selected additional officers of the Company an aggregate of 720 shares of newly-created, non-voting Series B Redeemable Preferred Stock ("Series B Preferred Stock") for a cash purchase price of $162 per share. The Series B Preferred Stock has not been registered under the Securities Act of 1933 and will be restricted against transfer. The Series B Preferred Stock will be issued in private transactions with officers of the Company and therefore exempt from the registration requirements of the Securities Act, pursuant to
Section 4(2) thereof. The Series B Preferred Stock will be automatically converted into common equity of the Company upon the consummation of a Qualified Public Offering of such common equity, defined as a sale in an underwritten public offering registered under the Securities Act of shares of capital stock of the Company resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Company of not less than $100 million. The Plan is attached as Exhibit 10.1 to this report.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Effective as of September 24, 2004, we have amended and restated our Articles of Incorporation to authorize the Series B Preferred Stock. The preferences, limitations and relative rights of the Series B Preferred Stock are described in
Section 3.3(c) of the Fourth Amended and Restated Articles of Incorporation of the Company attached as Exhibit 3.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     EXHIBIT NO.         DOCUMENT

         3.1             Fourth Amended and Restated Articles of Incorporation

        10.1             2004 Restricted Stock Incentive Plan


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Pliant Corporation


Date: September 30, 2004                 By:   /s/ James Ide
                                            ----------------------------------
                                            James Ide
                                            Executive Vice President and Chief
                                            Financial Officer